4
1
<SROS>NASD
<REPORTING-OWNER>
  0001180595
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  TIBCO Software Inc.
  0001085280
  <IRS-NUMBER>77-0449727
</SUBJECT-COMPANY>
<PERIOD>04/15/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Szulik, Matthew J.
   3303 Hillview Avenue


   Palo Alto, California  94304-1213
2. Issuer Name and Ticker or Trading Symbol
   TIBCO Software Inc. (TIBX)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   4/15/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $4.41000        04/15/03       A         40,000                            (1)          04/15/13
(right to buy)
Non-Qualified Stock Option     $9.59000                                                                                04/11/12
(right to buy)
Non-Qualified Stock Option     $10.35000       04/26/01       A         60,000                            (1)          04/26/11
(right to buy)
Non-Qualified Stock Option     $55.56250       04/12/00       A         150,000                                        04/12/10
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     04/15/03  Common Stock                   40,000                    40,000        D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   40,000                    40,000        D   Direct
(right to buy)
Non-Qualified Stock Option     04/26/01  Common Stock                   60,000                    60,000        D   Direct
(right to buy)
Non-Qualified Stock Option     04/12/00  Common Stock                   150,000                   150,000       D   Direct
(right to buy)

Explanation of Responses:

(1)
1/3 of the Shares subject to the Option shall vest on each anniversary of the Vesting Commencement Date, so that 100% of the Option shall be exercisable after three years, subject to Optionee's continuing to be a Director on such dates.

SIGNATURE OF REPORTING PERSON
/S/ By: Cheryl Schrady
    For: Matthew J. Szulik
DATE 04/17/03